FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports First Quarter 2012 Financial Results

New York, USA & Shenzhen, China – May 11, 2012 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium rechargeable batteries and battery solutions, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights

•	Breakeven EPS for the first quarter of 2012

•	Sustained growth in lithium battery segment – lithium battery net sales up 40% in the first quarter of 2012 over the first quarter of 2011; total lithium battery pieces sold increased 30%; and a 42% increase in volume per ampere hour

•	Reaffirms 2012 guidance of year-over-year revenue growth of 15% to 25%

Management Commentary

“Lithium batteries continued to be a bright spot for us in the first quarter, with volumes up over 40% from last year’s first quarter based on strong demand for our products in a number of end markets, particularly in e-bikes and scooters, which will remain a focus for the rest of the year,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “We are well positioned to meet this demand in these high growth markets and look forward to another year of solid growth in our lithium battery business.”

Mr. Henry Sun, Chief Financial Officer of Highpower International, added, “We are pleased with the improvements we saw on the profitability front this quarter, ending the first quarter breakeven. Traditionally the first quarter has always been our slowest quarter due to the Chinese New Year. However, in addition to normal seasonality, one of our nickel metal hydride (Ni-MH) customers underwent an inventory readjustment during the first quarter, resulting in lower overall Ni-MH revenues. We also continued to shift our Materials business to a full-scale, more profitable e-waste and recycling model, which had a negative impact on our revenue.”

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“We are confident that our Ni-MH business will see a recovery in the second quarter. Moreover, our lithium business is well positioned to continue to show excellent growth and the investments we are making in our full-scale recycling program will be a strong contributor to our profitability in the future,” concluded Mr. Sun.

First Quarter 2012 Financial Results

Net sales for the first quarter ended March 31, 2012 totaled $20.6 million, a year-over-year decrease of 24% compared with $27.0 million for the first quarter ended March 31, 2011. The decrease in sales for the first quarter was primarily due to a decrease in the number of Ni-MH battery units sold due to a customer inventory readjustment and a decline in revenues in the Materials segment as this business shifts to a full recycling platform.

First quarter 2012 gross profit decreased to $3.7 million, as compared with $4.0 million for the first quarter of 2011. Gross profit margin was 17.8% for the first quarter of 2012, as compared with 14.8% for the first quarter of 2011, or a 298 basis point increase. The year-over-year increase in gross profit margin for the first quarter of 2012 was primarily due to a shift in our revenue mix away from the low margin Materials business, which represented 2% of total revenue in the first quarter of 2012 as compared with 26% in the first quarter of 2011. Gross profit margins for our NiMH and lithium batteries were down modestly from the previous year as a result of higher labor costs.

R&D spending was $0.9 million for the first quarter of 2012, as compared with $0.6 million for the comparable period in 2011, reflecting our continued increased investments in new product research.

Selling and distribution costs were $1.2 million for both the first quarter of 2012 and 2011.

General and administrative expenses, including non-cash stock-based compensation, were $2.0 million for the first quarter of 2012, as compared with $2.1 million for the first quarter of 2011.

Loss from operations for the first quarter of 2012 was $0.1 million as compared with loss from operations of $0.5 million for the first quarter of 2011.

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Net income attributable to Highpower International (exclusive of loss attributable to non-controlling interest) for the first quarter of 2012 was $3,185, or $0.00 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with first quarter 2011 net loss of $394,668, or ($0.03) per diluted share, based on 13.6 million weighted average shares outstanding.

Balance Sheet

At March 31, 2012, Highpower International had cash, cash equivalents and restricted cash totaling $29.7 million, total assets of $99.5 million, and stockholders’ equity of $28.9 million. Bank credit facilities totaled $57.4 million at March 31, 2012, of which $40.5 million was utilized and $16.9 million was available as unused credit.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2012 and our continued shift toward higher-value energy storage systems and transportation products, we reaffirm that we expect revenues to grow between 15% and 25% over 2011 revenue levels.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800-762-8779 from the U.S. or 480-629-9645 from outside the U.S. and referencing the reservation code 4536828. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces rechargeable batteries using Ni-MH and lithium technologies. With over 2,600 employees and prominent international customers, Highpower is committed to expanding its market through continuous research and development as well as increased vertical integration efforts. As a company, Highpower International is committed to clean technology, not only in the products it makes, but also in the processes used to make them. The majority of Highpower International's products are distributed worldwide to markets in the United States, Europe, China and Southeast Asia.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.

Tricia Ross

+1-916-939-7285

HPJ@finprofiles.com

–  financial tables to follow  –

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Stated in US Dollars)

	For the three months ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
	$	$

Net sales	20,602,783	26,950,666
Cost of sales	(16,930,524)	(22,950,308)

Gross profit	3,672,259	4,000,358
Research and development costs	(884,346)	(605,044)
Selling and distributing costs	(1,198,900)	(1,174,685)
General and administrative costs, including stock-based compensation	(2,014,485)	(2,106,838)
Loss on exchange rate difference	(31,330)	(172,936)
Gain/(Loss) on derivative instruments	337,103	(390,576)
Equity loss in an associate	-	(1,772)
	3,791,958	4,451,821
Loss from operations	(119,699)	(451,493)
Other income	167,033	152,136
Interest expenses	(12,318)	(89,550)

(Loss) income before taxes	35,016	(388,907)
Income taxes expenses	(53,325)	(5,761)

Net (Loss) Income before non-controlling interest	(18,309)	(394,668)
Less: income attributable to non-controlling interest	(21,494)	-
Net income attributable to Highpower international	3,185	(394,668)

comprehensive income (loss)
Net loss	(18,309)	(394,668)
Foreign currency translation gain (loss)	144,905	(18,783)
Comprehensive income (loss)	126,596	(413,451)

Less: comprehensive income attributable to noncontrolling interest	(21,452)	-
Comprehensive income (loss) attributable to the Company	148,048	(413,451)

Earnings (loss) per share of common stock attributable to the company
- Basic and diluted	-	(0.03)

Weighted average number of common stock
- Basic and diluted	13,582,106	13,582,106

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	March 31,	December 31,
	2012	2011
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	15,471,978	5,175,623
Restricted cash	14,250,014	12,708,999
Accounts receivable, net	19,007,781	21,129,418
Notes receivable	363,134	515,107
Prepayments	3,534,141	4,251,723
Other receivable	801,174	1,041,614
Inventories	12,804,687	13,512,942

Total Current Assets	66,232,909	58,335,426

Property, plant and equipment, net	26,862,126	25,462,656
Leasehold land, net	4,449,009	3,132,965
Intangible asset, net	737,500	750,000
Deferred tax assets	901,023	857,209
Foreign currency derivatives assets	286,214	15,653

TOTAL ASSETS	99,468,781	88,553,909

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	17,438,345	22,153,822
Notes payable	20,544,078	17,909,843
Letter of credit	2,880,000	2,880,000
Other payables and accrued liabilities	7,609,813	6.941,063
Income taxes payable	492,316	411,536
Short-term loan	12,729,762	9,545,383

Total Current Liabilities	61,694,314	59,841,647

Long-term loan	7,941,550	-

Total Liabilities	69,635,864	59,841,647

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Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars)

	March 31,	December 31,
	2012	2011
	(Unaudited)
	$	$
EQUITY
Stockholder’s equity
Preferred Stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and
Outstanding: none)

Common stock
(Par value : $0.0001, Authorized: 100,000,000 shares, 13,582,106
Shares issued and outstanding at March 31, 2012)	1,358	1,358
Additional paid-in capital	5,872,309	5,831,237
Statutory and other reserves	2,726,390	2,726,390
Retained earnings	15,641,841	15,638,656
Accumulated other comprehensive income	4,659,484	4,514,621

TOTAL STOCKHOLDERS’ EQUITY	28,901,382	28,712,262

Non-controlling interest	931,535	-

TOTAL EQUITY	29,832,917	28,712,262

TOTAL LIABILITIES AND EQUITY	99,468,781	88,553,909

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HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	For the three months ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net (loss)/income	(18,309)	(394,668)
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation and amortization	493,486	444,860
Allowance provided (reversed) for doubtful accounts	20,203	1,017
Allowance provided for inventory obsolescence	105,749	42,878
Loss on disposal of property, plant and equipment	131	1,201
Loss on exchange rate difference	31,330	172,936
Equity loss in an associate	-	1,772
(Gain) loss on derivative instruments	(337,103)	390,576
Deferred income tax	(42,523)	-
Share based payment	41,073	228,621
Changes in operating assets and liabilities :
Accounts receivable	2,144,199	529,090
Notes receivable	152,459	(941,247)
Prepayments	780,082	(2,179,270)
Other receivable	241,553	(23,125)
Inventories	621,565	1,895,913
Accounts payable	(2,882,177)	1,271,830
Other payables and accrued liabilities	657,272	446,366
Income taxes payable	79,995	(16,189)
Net cash flows (used in)/provided by operating activities	2,088,985	1,872,561

Cash flows from investing activities
Acquisition of plant and equipment	(3,542,211)	(1,045,693)
Acquisition of land use right	(1,327,923)	-
Net cash flows used in investing activities	(4,870,134)	(1,045,693)

Cash flows from financing activities
Proceeds from short-term bank loans	3,176,620	4,042,044
Repayment of short-term bank loans	-	(4,340,759)
Proceeds from long-term bank loans	7,925,940	-
Proceeds from notes payable	8,367,572	6,546,482
Repayment of notes payable	(5,698,187)	(8,225,803)
Proceeds from letter credit	-	2,631,936
Proceeds from noncontrolling interest	951,113	-
Increase in restricted cash	(1,525,001)	(591,387)
Net cash flows provided by financing activities	13,198,057	62,513
Effect of foreign currency translation on cash and cash equivalents	(120,553)	(218,717)
Net(decrease) increase in cash and cash equivalents	10,296,355	670,604
Cash and cash equivalents - beginning of period	5,175,623	8,490,629
Cash and cash equivalents - end of period	15,471,978	9,161,233
Supplemental disclosures for cash flow information :
Cash paid for :
Income taxes	15,854	15,422
Interest expenses	219,867	152,636
Non-cash transactions
Change of accounts payable for construction in progress	1,857,764	-

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